EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148828 on Form S-8 of Belvedere SoCal of our report dated March 31, 2008 relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Belvedere SoCal for the period from January 17, 2007 (inception) to December 31, 2008.

/s/Perry-Smith LLP

Sacramento, California
March 31, 2008